Exhibit 99.1

Youngevity International, Inc. (YGYI) Announces First Quarter 2015 Results
Shareholder Conference Call 4:15 PM EDT

San Diego, CA - May 14, 2015 – Youngevity International, Inc. (OTCQX: YGYI) (www.YGYI.com), a global direct marketer of nutritional and lifestyle products and also a vertically-integrated producer of gourmet coffees for the commercial, retail and direct sales channels, today reported financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights:

•	Net Revenue increased 39.4% over the prior year period to $36.8 million;

•	Gross Profit increased 28.1% to $20.3 million compared to the prior year period;

•	Adjusted EBITDA was $1.3 million, compared to $1.7 million in the prior year period;

•	Held annual convention with record attendance;

•	Entered into two acquisitions during the first quarter.

First Quarter 2015 Financial Results:

For the three months ended March 31, 2015, the Company reported revenue of $36.8 million, compared to $26.4 million in 2014, a 39.4% increase whereby 86% of our revenue was derived from our direct sales segment and approximately 14% of our revenue from our commercial coffee segment.

Gross Profit for the three months ended March 31, 2015, increased approximately 28.1% to $20.3 million as compared to $15.8 million for the three months ended March 31, 2014

Operating expenses for the three months ended March 31, 2015, increased approximately 33.8% to $19.9 million as compared to $14.9 million for the three months ended March 31, 2014.  The main contributor to the increase was derived from distributor compensation which increased 29.1% to $14.1 million from $10.9 million primarily attributable to the increase in revenues.

For the same period, sales and marketing expense increased 55.7% to $2.1 million from $1.4 million primarily due to the Company’s costs related to its annual convention held in the current quarter of 2015 whereas in the prior year the convention was held in the second quarter of fiscal 2014.  Other increases were related to increases in promotional and selling costs and costs related to the international expansion efforts.

For the three months ended March 31, 2015, general and administrative expense increased 42.2% to $3.6 million from $2.6 million for the three months ended March 31, 2014, primarily due to increases in employee compensation, legal, accounting, setup costs associated with our MK Collaborative and our Nicaragua Coffee Operations and international expansion efforts as we continue our aggressive global expansion plans.

For the three months ended March 31, 2015, the Company reported a net loss of $369,000 as compared to a net income of $427,000 for the three months ended March 31, 2014.  The loss was impacted by $1,460,000 of non-cash expenses, $700,000 in convention costs that occurred in the quarter and costs related to the international expansion efforts.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and change in fair value of warrants, or "Adjusted EBITDA", was $1.3 million for the three months ended March 31, 2015 compared to $1.7 million in the same period for the prior year.

 “In the first quarter, we remained focused on accelerating our revenue via targeted acquisitions, strengthening our geographic expansion, and steady organic growth in both our direct selling and coffee business segments,” stated Steve Wallach, Chief Executive Officer of Youngevity International.  “Our annual convention was a historic event and it was a chance to celebrate our achievements and recognize and appreciate the loyal support and hard work of the talented people that are driving our growth.  We are very excited about the opportunities ahead of us and believe that we are well positioned to deliver long-term shareholder value.”

“Our direct selling segment revenue grew 31% in the first quarter and our commercial coffee segment revenue grew 128% compared to the prior year period,” said Dave Briskie, Chief Financial Officer of Youngevity International.  “We remain focused on growing our top line while prudently managing working capital and our bottom line performance.  The first quarter numbers carried a significant expense load against expansion projects that we believe will contribute to both revenue growth and profitability later this year.  The bottom line also included just under $1.5 million in non-cash expenses.”

Outlook:

“We anticipate continued growth in 2015 in both segments of our business.  We have implemented margin improvement measures that should provide improved profitability in the direct selling segment.   We believe we can accelerate our acquisition strategy as we continue to experience positive results from all of our business integrations.  We anticipate more significant contributions from our investment in global expansion and expect these contributions to positively impact our bottom line.”

“We anticipate our coffee segment to contribute to both top line and bottom line performance via  benefits derived from higher margin revenue streams from our first harvest in Nicaragua, the launch of a new food service division, and from the shipment of single serve coffee to various tiers of distribution which will begin the end May.”

Conference Call Information

Youngevity International will host a conference call today at 4:15 p.m. Eastern Time to discuss its financial results, quarterly highlights and business outlook.  Investors can access the conference call by dialing Toll: +1 (609) 318-0024 and entering the access code: 307-730-091.  It is advised that you dial-in at least five minutes prior to the call.

The conference call will be recorded and available for replay shortly after the conclusion of the call in the Investor Relations section of Youngevity International’s website: http://ygyi.com/calls.php.  The webcast will be archived for approximately 60 days.

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management team. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

The Company defines Adjusted EBITDA as earnings (net income or loss) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation, change in fair value of warrant derivative and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About Youngevity International

Youngevity International, Inc., (OTCQX: YGYI) (www.YGYI.com) is a fast-growing, innovative, multi-dimensional company that offers a wide range of consumer products and services, primarily through person-to-person selling relationships that comprise a "network of networks." The Company also is a vertically-integrated producer of the finest coffees for the commercial, retail and direct sales channels.  The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011. The Company was formerly known as AL International, Inc. and changed its name to Youngevity International, Inc. in July 2013.  For more information, visit www.YGYI.com or find us on Facebook https://www.facebook.com/Youngevity or follow us on Twitter @youngevity https://twitter.com/youngevity

Safe Harbor Statement

This release includes forward-looking statements on our current expectations and projections about future events, including our continued growth.  In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," “encouraged” and similar expressions. The forward looking statements include statements regarding our expected improved profitability in the direct selling segment, our belief that we can accelerate our acquisition strategy, our continued positive results from business integrations, anticipated significant contributions from our investment in global expansions and the anticipated contributions of our coffee segment to our performance. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict such as our ability to continue our financial performance, our ability to enter new markets and continue our growth and the other factors described in our filings with the SEC.  The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Table Follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenues	$36,807	$26,403
Cost of revenues	16,525	10,567
Gross profit	20,282	15,836
Operating expenses
Distributor compensation	14,138	10,949
Sales and marketing	2,121	1,362
General and adminstrative	3,649	2,567
Total operating expenses	19,908	14,878
Operating income	374	958
Change in the fair value of warrant derivative	(92)	-
Interest expense, net	(1,082)	(380)
Total other expense	(1,174)	(380)
Net (loss) income before income taxes	(800)	578
Income tax (benefit) provision	(431)	151
Net (loss) income	$(369)	$427

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income
(In thousands)
	Three Months Ended March 31,
	2015	2014
Net (loss) income	$(369)	$427
Add:
Interest	1,085	381
Income taxes	(431)	151
Depreciation	263	138
Amortization	513	477
EBITDA	1,061	1,574
Add:
Stock based compensation	144	148
Change in the fair value of warrant derivative	92	-
Adjusted EBITDA	$1,297	$1,722

Youngevity International, Inc.
Investor Relations
John Zervas
800-982-3189 X 6509